Exhibit 10.1

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease”) is made as of the 17th day of March, 2010, by and between Wynn Las Vegas, LLC, a Nevada limited liability company, having its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Legal Department, as lessor (“Lessor”), and Elaine P. Wynn, an individual, having her current residence at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, as lessee (“Lessee”).

RECITALS:

A.   Lessor is a wholly-owned subsidiary of Wynn Resorts, Limited, and the developer, owner and operator of the world-class luxury casino and resort hotel located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada, commonly known as Wynn Las Vegas (the “Resort”).

B.   Lessee is a principal shareholder and member of the Board of Directors of Wynn Resorts, Limited.

C.   Lessee has been residing in the Resort pursuant to the Agreement of Lease, dated as of January 10, 2005, and all amendments thereto (the “Existing Lease”), by and between Lessor and Stephen A. Wynn.

D.   Lessee desires to continue to reside in the Resort until December 31, 2010.

E.   Lessor desires to continue to lease to Lessee, and Lessee desires to continue to lease from Lessor, the luxury villa located in the Resort which she currently occupies pursuant to the Existing Lease on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

1.   Demise.  Subject to the terms and conditions that follow, Lessor leases to Lessee, and Lessee leases from Lessor a luxury villa located in the Resort known as Villa No. 3, including all furniture and furnishings contained therein (the “Villa”).

2.   Term.  The term of this Lease shall commence as of March 1, 2010 and shall terminate December 31, 2010 (the “Term”).

3.   Rental.

(a)   Lessee shall pay to Lessor for her use of the Villa during the Term of this Lease annual rental equal to Three Hundred and Fifty Thousand Dollars ($350,000.00) in equal monthly installments of Twenty-Nine Thousand One Hundred Sixty-Six Dollars and 67/100ths ($29,166.67), which shall be due and payable in advance on the first day of each month.

(b)   It is the intention of the parties that Lessee be deemed a “permanent resident” of the Resort for the purpose of exempting the rental of the Villa hereunder from the transient lodging tax imposed by state and local law in Clark County, Nevada.  Lessor agrees to dispute the imposition or attempted imposition of any transient lodging tax on Lessee’s rental of the Villa.  Lessee agrees, however, to pay any transient lodging tax that ultimately may be imposed on her rental of the Villa, notwithstanding the parties’ intention or any unsuccessful dispute initiated by Lessor.

(c)   The parties further agree that the provisions of Chapter 651 of the Nevada Revised Statutes, regarding the posting of daily room rates, the maintenance of a registration card, and the furnishing of rental receipts, shall not apply to this Lease.

4.   Maintenance and Services.  Lessor shall maintain the Villa and provide all services and utilities with respect thereto in a manner consistent with the Resort’s standards; provided however, that Lessor shall only be obligated to provide maid service in the Villa on Saturdays and Sundays of each week during the Term.  Lessee shall be responsible to arrange and pay for maid service in the Villa from Monday through Friday of each week during the Term.  All taxes and utilities with respect to the Villa, other than personal long distance telephone charges and taxes associated with the maid service arranged by the Lessee, shall be paid by Lessor and deemed included in the rent payable by Lessee pursuant to Section 3 above.  Lessee shall be responsible for payment of all personal long distance telephone charges, which shall be billed to her separately by the Resort in accordance with its customary practices

5.   Alterations.  Lessee shall not make any alterations to the Villa without the approval of the Audit Committee of Wynn Resorts, Limited (the “Audit Committee”).  All alterations to the Villa shall remain upon the premises and become the property of Lessor.  Upon termination of this Lease, Lessee shall remove all of her personal property and vacate the Villa.

6.   No Assignment or Subletting.  Lessee shall have no right to assign her interest in this Lease or to sublet all or any portion of the Villa for any period.

7.   Termination.  Upon execution and delivery of this Lease, the Existing Lease shall be deemed terminated with respect to the Villa.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first written above.  This Lease is subject to and shall become effective only upon approval by the Audit Committee.

WYNN LAS VEGAS, LLC, a Nevada limited liability company,
By:	/s/ Marc D. Schorr	/s/ Elaine P. Wynn
Name:	March D. Schorr	Elaine P. Wynn
Title:	Chief Operating Officer